                                                                     EXHIBIT 1.1
================================================================================


                                MASTER AGREEMENT

                                    BETWEEN

                         TARGETED GENETICS CORPORATION

                                      AND

                          MEDEVA PHARMACEUTICALS, INC.


                                AN AFFILIATE OF


                                   MEDEVA PLC


                            DATED NOVEMBER 23, 1998


================================================================================
"[*]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.
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                               TABLE OF CONTENTS
                               -----------------

                                                                              PAGE
                                                                              ----
ARTICLE  1 DEFINITIONS....................................................      4

    1.1      "Affiliate"..................................................      4

    1.2      "Applicable Laws"............................................      4

    1.3      "Approval Application".......................................      4

    1.4      "Bulk Licensed Product"......................................      5

    1.5      "Contract Manufacturer"......................................      5

    1.6      "Control"....................................................      5

    1.7      "Country"....................................................      5

    1.8      "Development Period".........................................      5

    1.9      "Development Plan"...........................................      5

    1.10     "Development Work"...........................................      6

    1.11     "Europe".....................................................      6

    1.12     "FDA"........................................................      6

    1.13     "FFDCA"......................................................      6

    1.14     "Field"......................................................      6

    1.15     "First Commercial Sale"......................................      6

    1.16     "GLP"........................................................      6

    1.17     "GMP"........................................................      7

    1.18     "Government Authority".......................................      7

    1.19     "Improvement"................................................      7

    1.20     "Joint Invention"............................................      7


    1.21     "Joint Patents"..............................................      7

    1.22     "Know-How"...................................................      7

    1.23     "Licensed Know-How"..........................................      8

    1.24     "Licensed Patent Rights".....................................      8

    1.25     "Licensed Product(s)"........................................      8

    1.26     "Major European Country".....................................      8

    1.27     "Manufacturing Cost".........................................      8

    1.28     "Medeva's Manufacturing Rights"..............................      8

    1.29     "Medeva Trademarks"..........................................      8

    1.30     "Minimum Performance Level"..................................      9

    1.31     "Minor European Country".....................................      9

    1.32     "Net Sales"..................................................      9

    1.33     "Net Sales Per Annual Dose"..................................     10

    1.34     "New Product"................................................     11

    1.35     "Obligations"................................................     11

    1.36     "Outside Contractor".........................................     11

    1.37     "Patent Costs"...............................................     12

    1.38     "Patent Rights"..............................................     12

    1.39     "Phase I Clinical Trial".....................................     12

    1.40     "Phase II Clinical Trial"....................................     13

    1.41     "Phase III Clinical Trial"...................................     13

    1.42     "Project Year"...............................................     13

    1.43     "Reasonable Commercial Efforts"..............................     13

    1.44     "Region".....................................................     13


    1.45     "Regulatory Approval"........................................     13

    1.46     "Responsible Executive"......................................     13

    1.47     "Specifications".............................................     14

    1.48     "Steering Committee".........................................     14

    1.49     "Sublicensee"................................................     14

    1.50     "Third Party"................................................     14

    1.51     "Third Party Agreement(s)"...................................     14

    1.52     "Transaction Documents"......................................     14

    1.53     "Transfer Price".............................................     14

    1.54     "U.S." or "United States"....................................     14

ARTICLE  2 CORPORATE STRUCTURE AND CONTRACTUAL RELATIONSHIP...............     14

    2.1      General......................................................     14

    2.2      Formation of New TGC Subsidiary..............................     15

    2.3      Pledge of Stock of TG-Sub....................................     17

    2.4      Security Interest............................................     17

    2.5      Cell Lines...................................................     18

    2.6      Sublicense...................................................     18

    2.7      Limitation...................................................     18

    2.8      Further Assurances...........................................     19

ARTICLE  3 CONFIDENTIALITY................................................     19

    3.1      Confidentiality; Exceptions..................................     19

    3.2      Authorized Disclosure........................................     21

    3.3      Return of Confidential Information...........................     21

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

    3.4      Publications and Announcements...............................     22

ARTICLE  4 REPRESENTATIONS AND WARRANTIES.................................     24

    4.1      Representations and Warranties of the Parties................     24

    4.2      Representations and Warranties of TGC........................     24

    4.3      Representations and Warranties Specific to Third Party
             Agreements...................................................     28

    4.4      Disclaimer...................................................     31

ARTICLE  5 TERM AND TERMINATION...........................................     31

    5.1      Term.........................................................     31

    5.2      Termination at Will..........................................     32

    5.3      Termination for Cause........................................     32

    5.4      Limitation on Termination for Cause..........................     33

    5.5      Termination for Insolvency...................................     35

    5.6      Rights on Termination........................................     35

    5.7      Accrued Rights...............................................     38

    5.8      Survival.....................................................     38

ARTICLE  6 INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY............     38

    6.1      Indemnification by Medeva....................................     39

    6.2      Indemnification by TGC.......................................     39

    6.3      Indemnification Procedure....................................     40

    6.4      Insurance....................................................     43

    6.5      Limitation of Liability; Remedies Cumulative.................     43

ARTICLE  7 GOVERNING LAW; DISPUTE RESOLUTION..............................     44

    7.1      Governing Law................................................     44

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

    7.2      Dispute Resolution...........................................     44

    7.3      Courts of Law................................................     44

ARTICLE  8 MISCELLANEOUS..................................................     45

    8.1      Assignment...................................................     45

    8.2      Force Majeure................................................     45

    8.3      Further Actions..............................................     46

    8.4      Governmental Approvals; Compliance with Law..................     46

    8.5      Public Announcement..........................................     46

    8.6      Notices......................................................     47

    8.7      Waiver.......................................................     48

    8.8      Disclaimer of Agency.........................................     49

    8.9      Severability.................................................     49

    8.10     Entire Agreement.............................................     50

    8.11     Counterparts.................................................     50

List of Schedules and Exhibits

     Schedule 1.7 Countries and Regions

     Schedule 1.38A  U.S. Patent Rights

     Schedule 1.38B  Non-U.S. Patent Rights

     Schedule 1.47  Specifications for Bulk Licensed Product

     Schedule 4.2 Other Patent Rights

                                MASTER AGREEMENT

     THIS MASTER AGREEMENT (the "Agreement") is made effective as of the 23rd day of November 1998 (the "Effective Date") by and between TARGETED GENETICS CORPORATION, a corporation organized under the laws of the State of Washington, United States of America, having offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101, United States of America ("TGC"), and MEDEVA PHARMACEUTICALS, INC., having offices at 755 Jefferson Road, Rochester, New York 14632, United States of America ("Medeva"), an Affiliate of MEDEVA PLC, a public limited liability company organized under the laws of England, having offices at 10 St. James's Street, London, SW1A 1EF, England ("Medeva PLC"). TGC and Medeva are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   RECITALS

     1. TGC has entered into the following four license agreements (collectively, the "Third Party Agreements") under which it acquired certain rights relating to cystic fibrosis gene therapy: (a) a non-exclusive license agreement, dated March 28, 1994, with the Regents of the University of Michigan and HSC Research and Development Limited Partnership (the "U. Michigan/HSC Agreement"), (b) a non-exclusive license agreement, dated June 23, 1993, with certain agencies of the United States Public Health Service within the Department of Health and Human Services (the "NIH/CDC L-232-92 Agreement"), (c) an exclusive license agreement, dated March 8, 1994, with certain agencies of the United States Public Health Service within the Department of Health and Human Services (the "NIH/CDC L-059-93 Agreement"), and (d) an exclusive sub-license agreement, dated July 23, 1996, with Alkermes, Inc., an exclusive licensee of the Children's Hospital Research Foundation/Children's Hospital, Inc. (the "Alkermes Agreement").

     2. TGC owns or, pursuant to the Third Party Agreements, is a licensee of certain patents, patent applications and valuable technology and know-how relating inter alia to cystic fibrosis gene therapy and the treatment of cystic fibrosis using an adeno-associated viral ("AAV") vector to deliver a gene encoding cystic fibrosis transmembrane regulator ("CFTR") protein.

     3. Medeva has valuable intellectual property and technology relating to delivery of pharmaceutical products by inhalation and other means and has experience with the clinical development and marketing of such products.

     4. The Parties wish to collaborate in the further development and commercialization of a CFTR gene therapy product for the treatment of cystic fibrosis.

     5. It is the intent of the Parties that TGC will manufacture such CFTR gene therapy product in bulk form (defined hereinafter as "Bulk Licensed Product") and supply such Bulk Licensed Product exclusively to Medeva, and that Medeva, after purchase of such Bulk Licensed Product from TGC, will finish and pack such bulk form CFTR gene therapy product to provide a final finished form of the product (defined hereinafter as "Licensed Product") for purposes of marketing, selling and otherwise commercializing such Licensed Product.

     6. In furtherance of these objectives, the Parties are concurrently herewith entering into the following agreements:

          (a) A certain License and Collaboration Agreement (the "LCA"), pursuant to which the Parties will collaborate to develop such a CFTR gene therapy product, and possibly other gene therapy products, for the treatment of cystic fibrosis, on terms and conditions set forth more fully therein. The LCA will also include a license to Medeva of TGC's rights under certain extant and future patents, patent applications and know-how (excluding patents, patent applications and know-how under the Third Party Agreements) to use the Bulk Licensed Product to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import the Licensed Products;

          (b) A certain Supply Agreement (the "Supply Agreement"), pursuant to which TGC will manufacture Bulk Licensed Product and supply it to Medeva, on terms and conditions set forth more fully therein;

          (c) A certain Common Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which Medeva will purchase from TGC shares of common stock of TGC, on terms and conditions set forth more fully therein; and

          (d) A certain Credit Agreement (the "Credit Agreement"), pursuant to which Medeva will extend TGC credit for the purpose of constructing a facility to manufacture Bulk Licensed Product, on terms and conditions set forth more fully therein.

     7. The Parties acknowledge and agree that development of human therapeutic products involves risk and, in an effort to reduce the level of risk in connection with the Parties' activities under the several agreements described in paragraph 6 above, the Parties, to the extent consistent with the long-range business objectives of both TGC and Medeva and as may be possible under each of the Parties' separate circumstances, desire to segregate certain assets, rights and liabilities associated with the development, manufacture and commercialization of Bulk Licensed Product and the Licensed Product(s). As a result, TGC intends to organize a new corporate structure and to provide contractual arrangements, as described in further detail in Article 2 hereinbelow, to protect the respective interests of each of the Parties.

     In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties agree as set out below.

                                  ARTICLE  1

                                  DEFINITIONS

     The following capitalized terms shall have the following meanings when used in the Transaction Documents (as defined in Section 1.52 below):

     1.1 "AFFILIATE" means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of "Affiliate," the term "control" means the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

     1.2 "APPLICABLE LAWS" means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement. For purposes of the Transaction Documents, GLP and GMP shall be deemed to be within the term "Applicable Laws."

     1.3 "APPROVAL APPLICATION" means the appropriate application(s) necessary to obtain Regulatory Approval(s), together with all documents, data and information concerning Licensed Products in the Field required to be included with such application(s).

     1.4 "BULK LICENSED PRODUCT" means TGC's CFTR gene therapy product, as further described in the Specifications;

     1.5 "CONTRACT MANUFACTURER" means any Third Party contracted by TGC or Medeva to provide manufacturing-related products or services which constitute or are material to Bulk Licensed Product or to Licensed Product, or any component or ingredient therein, or which result in any work product or other information that TGC or Medeva would include or might reasonably be expected to include in any document or report, including without limitation an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority including without limitation the FDA. Without limiting the foregoing, the term "Contract Manufacturer" shall include any Third Party, other than an Outside Contractor, contracted by TGC or Medeva whose acts or omissions in connection with its assumption of any obligation of TGC or Medeva under the Supply Agreement would be imputed to, and would therefore be considered, the acts or omissions of TGC or Medeva pursuant to FFDCA or by a Government Authority, including without limitation FDA.

     1.6 "CONTROL" means, with respect to intellectual property, that the named Party owns such intellectual property, or otherwise possesses the ability to grant a license or sublicense under such intellectual property without violating the terms of any agreement or other arrangement with a Third Party and to the extent permitted thereby.

     1.7 "COUNTRY" means, for each Region, the country or, in the case of Regions 3, 4 and 5, each of the countries, as selected by Medeva, set forth in column (a) of Schedule 1.7.
              ------------

     1.8  "DEVELOPMENT PERIOD" means the term of the Development Plan.

     1.9 "DEVELOPMENT PLAN" shall have the meaning set forth in Section 3.1 of the LCA.

     1.10 "DEVELOPMENT WORK" shall have the meaning set forth in Section 3.1 of the LCA.

     1.11 "EUROPE" means all of the Major European Countries and all of the Minor European Countries.

     1.12 "FDA" means the United States Food and Drug Administration, and any successor thereto.

     1.13 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. (S) 321 et seq., as amended.

     1.14 "FIELD" means the treatment of cystic fibrosis.

     1.15 "FIRST COMMERCIAL SALE" means the first sale of a Licensed Product by Medeva, its Affiliates or its Sublicensees for use or consumption of such Licensed Product in a Country where Regulatory Approval of such Licensed Product has been obtained by Medeva. Sale of a Licensed Product by Medeva to an Affiliate of Medeva or a Sublicensee of Medeva shall not constitute a First Commercial Sale unless such Affiliate or such Sublicensee is the end user of the Licensed Product, provided, however, in no event shall any sales for premarketing, testing or sampling be deemed a First Commercial Sale.

     1.16 "GLP" means current good laboratory practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Agreement.

     1.17 "GMP" means current good manufacturing practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Agreement.

     1.18 "GOVERNMENT AUTHORITY" means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

     1.19 "IMPROVEMENT" means any improvement in or modification to an existing Licensed Product, including without limitation any intellectual property (whether patented or the subject of patent applications or otherwise) covering such improvement or modification, except to the extent that such improvement or modification results in a molecular sequence that is different from the molecular sequence of such Licensed Product. The term Improvement shall not include any New Product, as defined in Section 1.34.

     1.20 "JOINT INVENTION" means any invention, development, or discovery made or created jointly by employees or agents of TGC or any of its Affiliates, and employees or agents of Medeva or any of its Affiliates during the course of performance of Development Work pursuant to the Development Plan.

     1.21 "JOINT PATENTS" means (i) all patents that claim Joint Inventions and that are filed by or on behalf of TGC and/or Medeva or an Affiliate of either pursuant to Section 6.4 of the LCA; (ii) any applications for patents that claim improvements on Joint Inventions; (iii) any divisional, continuation, continuation-in-part or substitute application which claims priority from any of the foregoing applications; and (iv) any patent which may issue on any of the foregoing applications and any extensions, reexaminations or re-issues of any of the foregoing patents.

     1.22 "KNOW-HOW" means information, data and proprietary rights of any type whatsoever (other than the Patent Rights) in any tangible or intangible form whatsoever which is relevant to the development, manufacture and commercialization of Bulk Licensed Products and Licensed Products, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, results of studies, technical drawings and related copyrights, and other similar information.

     1.23 "LICENSED KNOW-HOW" means Know-How Controlled by TGC at any time during the term of this Agreement.

     1.24 "LICENSED PATENT RIGHTS" means the Patent Rights, excluding any and all patents and patent applications licensed to TGC under the Third Party Agreements.

     1.25 "LICENSED PRODUCT(S)" means any product containing Bulk Licensed Product.

     1.26 "MAJOR EUROPEAN COUNTRY" means each of [ * ].

     1.27 "MANUFACTURING COST" means the actual cost of manufacturing Bulk Licensed Product, consisting of (i) the direct cost of transport, labor and materials, and (ii) allocable manufacturing related overhead, but excluding general administrative costs relating to the management of the company as opposed to the costs of management of the manufacturing of Bulk Licensed Product. All such costs shall be determined in accordance with generally accepted accounting principles.

------------------------------------
/*/ Confidential Treatment Requested.

     1.28 "MEDEVA'S MANUFACTURING RIGHTS" shall have the meaning set forth in
Section 2.3.

     1.29 "MEDEVA TRADEMARKS" shall have the meaning set forth in Section 4.4 of the LCA.

     1.30 "MINIMUM PERFORMANCE LEVEL" means treatment with a Licensed Product of at least (i) [ * ] of the treatable population in the Field in each Country in each of the following Regions: Region 1, Region 2 and Region 3, and (ii) [ * ]
                               --------  --------     --------
of the treatable population in the Field in each Country in each of the following Regions: Region 4 and Region 5. Notwithstanding the above, in the
                   --------     --------
event that competition from a Third Party exists in any Country in any Region for the treatment of the treatable population by a product which generates functional CFTR protein other than a Licensed Product, the percentages set forth as the Minimum Performance Level under (i) and (ii) above shall be reduced to [ * ] and [ * ], respectively. For purposes of this Section 1.30, the phrase "the treatable population in the Field" with respect to a Country shall mean those patients registered as cystic fibrosis patients with a clinic or other treatment center known to Medeva in such Country for whom treatment by Licensed Product is permitted in accordance with a Regulatory Approval in such Country.

     1.31 "MINOR EUROPEAN COUNTRY" means each of the countries (other than the Major European Countries) comprising the European Union and the European Free Trade Area as of the Effective Date.

     1.32 "NET SALES" means the amount billed or invoiced in U.S. dollars (or converted thereto in accordance with the rate announced by NatWest Bank, London, England, for purchase


------------------------------------
/*/ Confidential Treatment Requested.

of the applicable currency on the last day of the calendar quarter in which such amount was billed or invoiced) on sales of Licensed Products by a Party or Affiliates of a Party or Sublicensees of a Party to independent, unrelated parties in bona fide arm's length transactions, less the following deductions, in each case related specifically to a Licensed Product and, except in respect of clause (viii) below, actually allowed and taken by such parties and not otherwise recovered by or reimbursed to such Party or an Affiliate of such Party or a Sublicensee of such Party: (i) trade, cash, promotional and quantity discounts to the extent that such amounts are set forth separately as such in the total amount billed or invoiced; (ii) taxes on sales (such as sales or use taxes or value added tax) to the extent added to the sales price and set forth separately as such in the total amount billed or invoiced; (iii) freight, insurance, packing costs and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount billed or invoiced; (iv) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions, or due to recalls or government laws or regulations requiring rebates; (v) free goods, rebates taken by or fees paid to distributors, and charge-backs to the extent that such amounts are documented; (vi) documented customs duties actually paid by such Party, Affiliates of such Party or Sublicensees of such Party on import into the country of sale; (vii) [ * ]; and (viii) allowances for doubtful accounts recorded by a Party in its financial books and records, and determined in accordance with GAAP in the U.S. in the case of TGC and in the United Kingdom in the case of Medeva. Net Sales shall also include the amount or fair market value of all other consideration received by a Party or Affiliates of a Party or Sublicensees of a Party in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or other form.

------------------------------------
/*/ Confidential Treatment Requested.

     1.33 "NET SALES PER ANNUAL DOSE" means the numerical value obtained from
(i) Net Sales in a period (i.e., a calendar quarter or a calendar year) in each jurisdiction where Licensed Products were sold, divided by (ii) the number of doses sold in such period in such jurisdiction, multiplied by (iii) the number of doses of Licensed Product to be administered to a patient in a one-year period as indicated under the Regulatory Approval for such Licensed Product in such jurisdiction (or, if such a number of doses is not so indicated, the number of doses per patient generally used).

     1.34 "NEW PRODUCT" means any product, including without limitation any intellectual property (whether patented or the subject of patent applications or otherwise) covering such product, with a molecular sequence that is different from the molecular sequence of an existing Licensed Product. For purposes of example, a product which would be the result of a modification of either the promoter, the gene or the vector of an existing Licensed Product would be a New Product. The term New Product shall not include any Improvement, as such term is defined in Section 1.19.

     1.35 "OBLIGATIONS" shall have the meaning set forth in Section 2.3.

     1.36 "OUTSIDE CONTRACTOR" means any Third Party contracted by TGC or Medeva to provide products or services, including without limitation regulatory services, but excluding manufacturing-related products or services, which are material to the performance of its responsibilities under the Development Plan, or which result in any work product or other information that TGC or Medeva would include or might reasonably be expected to include in any document or report, including without limitation an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority, including without limitation the FDA. Without limiting the foregoing, the term "Outside Contractor" shall include any Third Party, other than a Contract Manufacturer, contracted by TGC or Medeva whose acts or omissions in connection with its assumption of any obligation of TGC or Medeva under the LCA or the Supply Agreement, would be imputed to, and would therefore be considered the acts or omissions of, TGC or Medeva pursuant to FFDCA or by a Government Authority, including without limitation FDA.

     1.37 "PATENT COSTS" means all preparation, filing, prosecution and maintenance out-of-pocket fees and expenses, incurred in connection with the establishment and maintenance of rights under the Patent Rights or Joint Patents.

     1.38 "PATENT RIGHTS" means (i) the U.S. patents and patent applications listed on Schedule 1.38A attached hereto plus such other U.S. patents and patent
          --------------
applications Controlled by TGC at any time during the term of this Agreement covering any Licensed Product, including but not limited to Improvements and New Products provided that patents and patent applications covering an Improvement or New Product shall be included hereunder only if such Improvement or New Product has been recommended by the Steering Committee and approved by the Parties for development pursuant to Section 2.4 of the LCA, but excluding any and all U.S. patents and patent applications licensed to TGC under the Third Party Agreements; (ii) any divisional, continuation, continuation-in-part or substitute application which claims priority from any of the foregoing patent applications; (iii) any and all U.S. patents which may issue on any of the patent applications within (i) or (ii) above; (iv) any extensions, re-examinations, or reissues of U.S. patents within (i) or (iii) above; (v) any and all foreign patent applications and patents corresponding to any of the patent applications or patents within (i), (ii), (iii) or (iv) above, including without limitation the patents and patent applications listed on Schedule 1.38B; and
                                                         --------------

(vi) any and all patents and patent applications licensed to TGC under the Third Party Agreements as of the Effective Date or thereafter.

     1.39 "PHASE I CLINICAL TRIAL" shall have the meaning set forth in Section 1 of Exhibit A to the LCA.
   ---------

     1.40 "PHASE II CLINICAL TRIAL" shall have the meaning set forth in Section 1 of Exhibit A to the LCA.
     ---------

     1.41 "PHASE III CLINICAL TRIAL" shall have the meaning set forth in Section 1 of Exhibit A to the LCA.
     ---------

     1.42 "PROJECT YEAR" means the applicable twelve (12) month period beginning on the first day of the calendar quarter in which this Agreement is executed, or on any anniversary thereof.

     1.43 "REASONABLE COMMERCIAL EFFORTS" shall be determined under the law of the State of New York, United States of America, and shall mean such efforts as are consistent with good faith efforts made by businesses of similar size and resources in a similar circumstance and context to achieve a particular result in a timely manner, but shall not require a Party to take actions that would be commercially unreasonable to such Party in the circumstances.

     1.44 "REGION" means each of the geographical regions set forth in column
(b) of Schedule 1.7 attached hereto.
       ------------

     1.45 "REGULATORY APPROVAL" means, with respect to a nation or multinational jurisdiction, (i) any approvals, licenses, registrations or authorizations necessary for the manufacture (where relevant), marketing and sale of Licensed Products in the Field in such nation or jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Government Authority.

     1.46 "RESPONSIBLE EXECUTIVE" means the Chief Executive Officer of a Party, or his or her duly appointed representative.

     1.47 "SPECIFICATIONS" shall mean the specifications set forth in Schedule
                                                                      --------
1.47 attached hereto, as amended or otherwise revised from time to time by
----
mutual agreement of the Parties.

     1.48 "STEERING COMMITTEE" shall have the meaning set forth in Section 3.1 of the LCA.

     1.49 "SUBLICENSEE" means an authorized or permitted sublicensee of a Party.

     1.50 "THIRD PARTY" means any individual or entity other than TGC or Medeva or their respective Affiliates.

     1.51 "THIRD PARTY AGREEMENT(S)" means the four (4) license agreements entered into by TGC under which TGC acquired certain rights relating to cystic fibrosis gene therapy, as more fully identified in Recital 1 of this Agreement.

     1.52 "TRANSACTION DOCUMENTS" means this Agreement, the LCA, the Supply Agreement, the Credit Agreement and the Stock Purchase Agreement.

     1.53 "TRANSFER PRICE" shall have the meaning set forth in Section 2.2.1 of the Supply Agreement.

     1.54 "U.S." or "UNITED STATES" means the United States of America and its territories and possessions.

                                  ARTICLE  2

                              CORPORATE STRUCTURE
                          AND CONTRACTUAL RELATIONSHIP

     2.1 GENERAL. The parties will use their Reasonable Commercial Efforts to consummate the restructuring set forth in this Article 2 promptly after the date hereof. The agreements of TGC in this Article 2 are subject to the condition precedent that TGC shall be reasonably satisfied that performance of these agreements will not (i) result in breach of any material agreement to which TGC is a party, (ii) violate any Applicable Law, (iii) result in the imposition of a lien (except in favor of Medeva or its Affiliates) on or loss of any property rights of TGC, (iv) have a material adverse effect on TGC, its business, properties, or prospects, or (v) require TGC to pay additional royalties or other charges to Third Parties that Medeva will not pay or reimburse to TGC. If any action to be taken by TGC at Medeva's request in pursuit of the transactions set forth in this Article 2 requires that TGC pay royalties or other charges to Third Parties beyond those contemplated by the LCA and the Supply Agreement, Medeva shall reimburse TGC any and all such royalties and other charges. Notwithstanding the previous sentence, if Medeva determines that the cost and expense, including without limitation any such additional royalties and other charges, relating to any of such transactions is not justified, Medeva shall instruct TGC not to enter into such transaction and thereby avoid such cost and expense.

     2.2  FORMATION OF NEW TGC SUBSIDIARY.

          2.2.1 TGC will (i) organize an entity controlled by TGC ("TG-Sub") as a business entity acceptable to TGC; (ii) contribute to TG-Sub (the form of such investment to be determined by TGC) assets (and related liabilities) which are required by TGC to manufacture Bulk Licensed Product for Phase III Clinical Trials and commercial sale, including without limitation the assets described in this Article 2, but excluding any such assets which are used by TGC in the conduct of its other business so long as TG-Sub shall have the right to use such assets to manufacture Bulk Licensed Product;
(iii) except as otherwise may be agreed by TGC, not permit TG-Sub to own any assets other than as contemplated by this Agreement, to have any employees, or conduct any business other than the production of Bulk Licensed Product; and
(iv) enter into such management and other agreements with TG-Sub as shall be necessary or useful to TGC and TG-Sub in the conduct of their respective businesses it being understood that although TG-Sub will own the assets herein described it will not be an operating company and that all the operations contemplated by the Transaction Documents will be performed by TGC. The agreements of TGC in Section 2.2.2 through 2.2.7 below are subject to provisions contained in this Section 2.2. 1.

     2.2.2 TGC will grant TG-Sub an exclusive sublicense of TGC's rights under the Alkermes Agreement for use in the Field. The Parties believe that Alkermes' consent will not be required for this sublicense pursuant to Section 2.2 of the Alkermes Agreement.

     2.2.3 TGC will assign all its rights under the U. Michigan/HSC Agreement to TG-Sub pursuant to Section 13 of such agreement. The Parties acknowledge that the consent of TGC's counterparties to such agreement will be required for such assignment.

     2.2.4 TGC will assign all its rights under the NIH/CDC L-059-93 Agreement to TG-Sub pursuant to Section 12.07 of such agreement. The Parties believe that the consent of TGC's counterparties to such agreements will not be required for such assignments.

     2.2.5 TGC will assign to TG-Sub, or grant TG-Sub an exclusive sublicense under, TGC's rights under the NIH/CDC L-232-92 Agreement for use in the Field pursuant to Section 14.07 or 3.02 of such agreement. The Parties acknowledge that the consent of TGC's counterparties to such agreement may be required in the case of an assignment and would be required in the case of a sublicense.

       2.2.6 TGC will grant TG-Sub an exclusive license for use in the Field under all Licensed Patent Rights and Licensed Know-How following which TG-Sub will become the assignee of TGC under Section 8.1 of this Agreement.

       2.2.7 TGC will assign to TG-Sub all TGC's rights in respect of leasehold, contractual, title and other property interests in the manufacturing facilities, equipment and contracts used to manufacture Bulk Licensed Product for Phase III Clinical Trials under the LCA and Supply Agreement and for commercial sale under the Supply Agreement. If at any time, any of such facilities, equipment or contracts are no longer required or reasonably likely to be required to manufacture Bulk Licensed Product, all such rights with respect to such facilities, equipment and contracts may be assigned or otherwise transferred by TG-Sub out of TG-Sub.

  2.3 PLEDGE OF STOCK OF TG-SUB. TGC will pledge all the shares of the capital stock of TG-Sub to Medeva to secure Medeva's right to manufacture Bulk Licensed Product pursuant to Section 3.4 of the Supply Agreement, ("Medeva's Manufacturing Rights") and TGC's and TG-Sub's obligations to Medeva under such section (the "Obligations"). Such shares will be held in escrow under terms that will be adequate to perfect Medeva's first priority lien thereon.

  2.4 SECURITY INTEREST. TG-Sub will grant Medeva a security interest in substantially all its assets to secure Medeva's Manufacturing Rights and TGC's Obligations; such assets to include a leasehold mortgage on any real property leases and a lien upon TG-Sub's contracts, equipment leases, intangible contract rights, and equipment and all proceeds thereof (the "Collateral"). TGC will likewise grant Medeva a lien on all of its interest, if any, in the Collateral. The Parties acknowledge that the consent of the counterparties to TGC's Collateral consisting of contract rights may be required to grant these liens, including without limitation, the counterparties under the U. Michigan/HSC Agreement pursuant to Section 13 thereof.

  2.5 CELL LINES. TGC and TG-Sub will sell to Medeva all cell lines and other bio-material extant or resulting from the Development Work under the LCA (the "Cell Lines"). Medeva will store the Cell Lines in its facilities in the U.S. or U.K.

  2.6 SUBLICENSE. TG (and/or TG-Sub) will grant Medeva a sublicense, co-exclusive with itself (and TG-Sub in the case of [ * ] Agreement) of TGC's
(and/or TG-Sub's) rights under the [   *   ] Agreement and the [   *   ]
Agreement for use in the Field (the "Sublicense").  The Parties believe that the
consent of TGC's counterparties to the [   *   ] Agreement will be required.

  2.7 LIMITATION. Notwithstanding anything in this Agreement to the contrary, Medeva agrees that, except as necessary to enforce Medeva's Manufacturing Rights or in the event of a breach by TGC of its Obligations, (i) TG-Sub will be at all times under the sole dominion and control of TGC; (ii) TG-Sub may, at any time, pay dividends to, make loans to, investments in and other transfers to TGC from net profits and assets not required to perform its obligations under the Transaction Documents; (iii) TG-Sub may incur obligations, grant liens on its property and acquire assets in the ordinary course of business; (iv) in the ordinary course of business, TGC and/or TG-Sub may enter into agreements with Third Parties, including leases, licenses and agreements, which (notwithstanding the use by TGC of its Reasonable Commercial Efforts to avoid such prohibition) by their terms prohibit encumbrance or assignment; (v) Medeva will execute and deliver such subordination and intercreditor agreements as TGC or TG-Sub may

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                                       18
reasonably request in the exercise of its rights as herein provided (including, without limitation, agreements subordinating liens granted to Medeva to liens granted to parties extending credit to TG-Sub); and (vi) Medeva will agree that it will not exercise its rights in respect of the Collateral or the Sublicense and that it will not use or grant any Third Party the right to use the Cell Lines, except as necessary to exercise Medeva's Manufacturing Rights and to enforce the Obligations.

     2.8 FURTHER ASSURANCES. Each Party agrees to use its Reasonable Commercial Efforts to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate to carry out the purposes of this Article 2 including without limitation, filing financing statements, mortgages and notices as may be necessary to perfect and give Third Parties notice of Medeva's rights hereunder.


                                  ARTICLE  3

                                CONFIDENTIALITY

     3.1 CONFIDENTIALITY; EXCEPTIONS. Except as otherwise provided in the Transaction Documents, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, all non-public, proprietary or "confidential" marked invention disclosures, know-how, data, and technical, financial and other information of any nature whatsoever, including without limitation all discussions and information exchanged between the Parties pursuant to a certain nondisclosure agreement entered into by the Parties dated September 2, 1997 (collectively, "Confidential Information"), disclosed or submitted, either orally or in writing (including without limitation by electronic means) or through observation, by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by the Transaction Documents, and shall not be disclosed to any

Third Party (including without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of the Transaction Documents, disclose the Disclosing Party's Confidential Information to those of its and its Affiliates' or its Sublicensees' directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Confidential Information to achieve the purposes of any of the Transaction Documents and the documents contemplated by Article 2 (the "Restructuring Documents"); provided, however, that such Party shall ensure that its and its Affiliates' or Sublicensees' directors, officers, employees, agents, consultants or clinical investigators to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality terms hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Except as may result in certain circumstances under the Restructuring Documents, Confidential Information belongs to and shall remain the property of the Disclosing Party. The provisions of this Article 3 shall not apply to any information which can be shown by the Receiving Party:

     3.1.1 To have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;

     3.1.2 To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of any of the Transaction Documents or any other agreement between the Parties;

     3.1.3 To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

     3.1.4 To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

  3.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any Government Authority for the purposes of any of the Transaction Documents or in filing or prosecuting patent applications contemplated under the Transaction Documents, prosecuting or defending litigation, complying with Applicable Laws or conducting Development Work for the purposes expressly permitted by any of the Transaction Documents; provided that in the event of any such disclosure of the Disclosing Party's Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 3) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Notwithstanding the above, Medeva may disclose preclinical and clinical data and results relating to Licensed Products to qualified medical professionals for the limited purposes of marketing such Licensed Products and conducting medical education initiatives reasonably designed to increase Net Sales.

  3.3 RETURN OF CONFIDENTIAL INFORMATION. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or Sublicensees, or its or any of their officers, directors, employees, agents, consultants or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or Sublicensees, or any of their officers, directors, employees, agents, consultants or clinical investigators; provided however that a Party may retain one (1) copy of any Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 3.3.

  3.4 PUBLICATIONS AND ANNOUNCEMENTS. Except as otherwise permitted under any of the Transaction Documents or as required by law, regulation, or court order, each Party agrees not to publish any Confidential Information received from the other Party. Except as required by law, regulation or court order, Medeva and TGC each agree that without obtaining the other Party's prior written approval for any publication or any presentation, which shall not be unreasonably withheld, neither Party shall publish or present (i) any Confidential Information generated by that Party and related to the development or commercialization of Licensed Products for use in the Field, or (ii) the results of any clinical trial studies or non-clinical studies or investigations carried out by that Party related to the development of Licensed Products for use in the Field. At least thirty (30) days prior to any such publication or presentation, the Party proposing to publish or present shall provide the other Party a copy of the proposed abstract, manuscript or presentation (including without limitation information to be presented verbally) for review. The other Party shall respond in writing within such time period with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection, (b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of such Party's business. In the event that the other Party has concerns about disclosure of Confidential Information, the Party proposing to publish agrees to provide such other Party any additional information relating to the proposed disclosure, as reasonably requested by such other Party. In the event of concern relating to patent protection, the Party proposing to publish agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, such period not to exceed sixty (60) additional days. In the event of concern regarding competitive disadvantage or the timing and other circumstances relevant to the disclosure, the Parties will negotiate in good faith to attempt to arrive at a compromise to permit the disclosing Party an opportunity to publish or present the disclosure within a reasonable period of time. The Party proposing to publish also agrees to delete from any such abstract or manuscript or presentation any Confidential Information of the other Party that such other Party reasonably believes has commercial value based upon the secrecy of such information. Once approval for a publication or presentation has been granted, the relevant Party shall be entitled to use information contained in such publication or presentation after the date of its publication or presentation without seeking further approval. It is understood that general comments made by a Party relating to the relationship between Medeva and TGC established by the Transaction Documents, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 3, provided that such information has been disclosed to the public previously or cleared for such disclosure by the other Party. It is understood further that Confidential Information may be disclosed by TGC to Third Parties bound by non-disclosure agreements to the extent such

Confidential Information (1) relates to TGC's AAV vector technology generally and is not specific to the Bulk Licensed Products, Licensed Products or to the Field and (2) is disclosed in relation to matters outside the Parties' collaboration efforts, Bulk Licensed Products, Licensed Products or the Field. Prior to any such disclosure, TGC will provide such disclosures to Medeva for Medeva's approval which shall not be unreasonably withheld.

                                  ARTICLE  4

                        REPRESENTATIONS AND WARRANTIES

  4.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Each Party represents and warrants to the other Party that:

     (a) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation.

     (b) Such Party has the full corporate power and is duly authorized to enter into, execute and deliver the Transaction Documents, and to carry out and otherwise perform its obligations thereunder.

     (c) The Transaction Documents have been duly executed and delivered by, and are the legal and valid obligations binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under the Transaction Documents by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or by-laws, and (ii) does not violate Applicable Law or any judgment, injunction, order or decree of any Government Authority having jurisdiction over it.

  4.2 REPRESENTATIONS AND WARRANTIES OF TGC. TGC represents and warrants to Medeva that:

     (a) To the best of TGC's knowledge, as of the Effective Date, TGC Controls, or otherwise has the right to use, all Patent Rights and Know-How necessary to manufacture Bulk Licensed Products and, further, TGC has disclosed, or from time to time will disclose, to Medeva all Patent Rights and all Licensed Know-How of which TGC is aware and which is useful for the production, manufacture or commercialization of Bulk Licensed Products and Licensed Products for use in the Field;

     (b) TGC has conducted or has caused TGC's Outside Contractors, Contract Manufacturers and consultants to conduct, and will in the future conduct, pre-clinical research, process development and other relevant research and development activities required to support clinical testing, Regulatory Approvals and commercialization of the Licensed Products in the Field in accordance with Applicable Laws, including without limitation, known or published standards of FDA;

     (c) TGC has conducted or has caused TGC's Outside Contractors, Contract Manufacturers and consultants to conduct, and will in the future conduct, clinical research with Licensed Products in the Field in the U.S. through completion of Phase I Clinical Trials and Phase II Clinical Trials, to the extent such Phase II Clinical Trials are conducted in the U.S., in accordance with Applicable Laws, including without limitation, known or published standards of FDA;

     (d) Except as otherwise provided in the Transaction Documents, TGC will maintain in effect all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to manufacture, supply and sell Bulk Licensed Product and will manufacture and supply Bulk Licensed Product in accordance with such governmental permits, licenses, orders, applications, Regulatory Approvals and Applicable Laws;

     (e) TGC has employed and will in the future employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of preclinical research, process development and other relevant research and development activities required to support clinical testing, Regulatory Approvals and commercialization of the Licensed Products in the Field;

     (f) TGC has employed and will in the future employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of clinical research with Licensed Products in the Field in the U.S. through completion of Phase I Clinical Trials and Phase II Clinical Trials, to the extent such Phase II Clinical Trials are conducted in the U.S.;

     (g) Except as otherwise provided for in the Transaction Documents, including for example in Sections 3.1 and 3.2 of the Supply Agreement, TGC maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable TGC to perform its obligations as constituted from time to time under the Transaction Documents;

     (h) To the best of TGC's knowledge, there are not as of the Effective Date, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except for any Government Authority with authority over the granting of patents and proceedings relating thereto) or other Third Party threatened, commenced or pending against TGC or its licensors relating to, and TGC has not received any notice of infringement with respect to, the Patent Rights, the Licensed Know-How, or Bulk Licensed Product (or Licensed Products to be manufactured by TGC for use by TGC for clinical trial purposes), including TGC's right to manufacture, use or sell Bulk Licensed Products (or Licensed Products for use by TGC for clinical trial purposes).

     (i) Except as previously disclosed to Medeva, to the best of TGC's knowledge, as of the Effective Date, the exercise by Medeva of the rights and licenses granted to Medeva by TGC under the Transaction Documents will not infringe any rights owned by any Third Party;

     (j) Except as previously disclosed to Medeva, to the best of TGC's knowledge, as of the Effective Date, TGC is not aware of any patents or patent applications, other than patents and patent applications within the Patent Rights, required for the production, manufacture or commercialization of Bulk Licensed Products and Licensed Products in the Field; and further TGC will promptly disclose to Medeva any knowledge relating to any such patents or patent applications acquired by TGC during the term of this Agreement and, further, the patents and patent applications listed on Schedule 4.2 (the "Other Patent
                                          ------------
Rights") and TGC's rights under the Other Patent Rights (i) are not required for the production, manufacture or commercialization of Bulk Licensed Product or Licensed Products in the Field, (ii) will not be assigned, sublicensed or otherwise encumbered by TGC with respect to, or in any way which would impair the application of such rights by TGC or by Medeva in, the Field, and (iii) will be added to the Licensed Patent Rights at any time as such rights are required for the production, manufacture or commercialization of Bulk Licensed Product or Licensed Products in the Field as Medeva may determine in Medeva's sole discretion.

     (k) Except as previously disclosed to Medeva, to the best of TGC's knowledge, as of the Effective Date, TGC is not aware of any Third Parties that Control any patents or Know-How required for the production, manufacture or commercialization of Licensed Products in the Field; and

     (l) To the best of TGC's knowledge, as of the Effective Date, TGC Controls or otherwise is entitled to use worldwide all rights in, to and under the Patent Rights and the Licensed Know-How, in all cases free and clear of any lien, claim, charge, encumbrance or right of any Third Party.

  4.3 REPRESENTATIONS AND WARRANTIES SPECIFIC TO THIRD PARTY AGREEMENTS. TGC further represents and warrants to Medeva that:

     (a) No other agreement or understanding, verbal or written, exists to which TGC is legally bound regarding the intellectual property rights granted to TGC pursuant to the Third Party Agreements;

     (b) The Third Party Agreements, including respective modifications attached thereto, as previously provided to Medeva represent the complete and entire understanding of TGC and, to the knowledge of TGC, its respective Third Party Agreement licensors as of the Effective Date with respect to the intellectual property rights granted to TGC pursuant to the Third Party Agreements, and such Third Party Agreements will not be further modified or amended by TGC unilaterally, or by TGC together with its respective Third Party Agreement licensors, without the prior written consent of Medeva;

     (c) Except for royalty payments and other fees expressly set forth in the Third Party Agreements, no other royalty, fee or other amount, whatsoever, is due or, to the best of

TGC's knowledge as of the Effective Date, will become due to any Third Party as a result of TGC's exercise of the licenses and rights granted to TGC under the Third Party Agreements or Medeva's exercise of the rights granted to Medeva pursuant to the terms of the Transaction Documents;

     (d) TGC will comply with all terms of each of the Third Party Agreements;

     (e) To the best of TGC's knowledge, as of the Effective Date, the exercise by Medeva of the rights and licenses granted to Medeva by TGC under the Transaction Documents will not violate, or cause TGC to breach TGC's obligations under, the Third Party Agreements;

     (f) To the best of TGC's knowledge, there are not now, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except for any Government Authority with authority over the granting of patents and proceedings relating thereto) or other Third Party threatened, commenced or pending against TGC or its licensors relating to the intellectual property rights licensed to TGC, including TGC's right to use such intellectual property rights, whether or not Controlled by TGC, pursuant to the Third Party Agreements;

     (g) TGC will notify Medeva promptly if any Third Party Agreement licensor of TGC elects not to file a patent application pursuant to such licensor's rights under its respective Third Party Agreement and TGC, upon Medeva's written request, will exercise TGC's right, if available, to participate in the filing or prosecution of any such patent application;

     (h) TGC will not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, any of the Third Party Agreements without the prior written consent of Medeva, which consent may be granted or withheld in Medeva's sole discretion;

     (i) TGC will notify Medeva promptly if TGC receives any notice or communication suggesting, threatening or stating that a Third Party Agreement licensor of TGC intends to terminate, modify, assign or otherwise amend its respective Third Party Agreement;

     (j) TGC will provide Medeva with copies of all communications to Third Party Agreement licensors or from Third Party Agreement licensors, including without limitation communications regarding alleged or actual infringement by a Third Party of intellectual property owned or otherwise controlled by a Third Party Agreement licensor and under which TGC was granted a license and rights under the Third Party Agreement with such licensor;

     (k) With respect to the [  *   ] Agreement, the treatment of cystic
fibrosis is not one of the "Optioned Field(s) of Use" (as defined in the [ * ] Agreement);

     (l) With respect to the [   *   ] Agreement, TGC exclusively Controls the
Patent Rights licensed to TGC under the [   *   ] Agreement;

     (m) With respect to the [   *   ] Agreement and the [   *   ] Agreement,
TGC shall, upon request by Medeva, (i) provide Medeva with copies of any Commercial Development Plan (as defined in such agreements) and permit Medeva to provide comments and suggestions for consideration by TGC to any future version of a Commercial Development Plan, (ii) appeal a Third Party Agreement licensor's unilateral decision to terminate either or both of these Third Party Agreements,
(iii) exercise any and all administrative or judicial remedies that may be available as a result of such termination, (iv) use its best efforts to obtain a direct license for



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/*/ Confidential Treatment Requested.

Medeva with the respective licensors following any such termination, and (v) not elect to surrender any license or rights in any country granted to TGC by a Third Party Agreement licensor under either or both of these Third Party Agreements, without the prior written consent of Medeva;

     (n) With respect to the [ * ] Agreement, TGC exclusively Controls the Patent Rights licensed to TGC under the [ * ] Agreement; and

     (o) With respect to the [   *   ] Agreement, TGC shall inform Medeva
promptly if TGC becomes aware of any Third Party that (i) receives any license and right under the intellectual property under which TGC was granted a license
and rights pursuant to the [   *   ] Agreement, or (ii) develops and produces
any product similar to a Licensed Product. Further, TGC shall exercise its right to request prompt and detailed notification of measures taken in response to allegations or events of infringement of the rights granted to TGC thereunder.

  4.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 OF THIS AGREEMENT, IN SECTION 2.8 OF THE SUPPLY AGREEMENT, IN ARTICLE 6 OF THE CREDIT AGREEMENT AND IN ARTICLE 3 OF THE STOCK PURCHASE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

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/*/ Confidential Treatment Requested.

                                  ARTICLE  5

                             TERM AND TERMINATION

  5.1 TERM. This Agreement and the LCA and Supply Agreement shall commence as of the Effective Date and shall continue in full force and effect until (i) the expiration in the last jurisdiction of the term of the last patent within the Patent Rights or, if sooner, (ii) the determination by a court or administrative agency of competent jurisdiction in the last jurisdiction that the last patent within the Patent Rights is invalid or unenforceable, or (iii) such earlier date as this Agreement, the LCA and the Supply Agreement are terminated in accordance with the terms and conditions of this Article 5. Upon expiration or termination of this Agreement, or the LCA or the Supply Agreement, all three agreements shall simultaneously so expire or terminate.

  5.2  TERMINATION AT WILL.

       5.2.1 During the Development Period, at any time after the one (1) year anniversary of the Effective Date, Medeva may terminate this Agreement, the LCA and the Supply Agreement upon at least one hundred eighty (180) days' prior written notice to TGC, if in Medeva's sole opinion, Medeva considers that further development of Licensed Products in the Field is not technically or commercially viable.

       5.2.2 At any time after the ten (10) year anniversary of the Effective Date, Medeva may terminate this Agreement, the LCA and the Supply Agreement, with or without cause, upon at least one hundred and twenty (120) days' prior written notice to TGC.

  5.3 TERMINATION FOR CAUSE. Subject to Section 5.4 below, if either Party commits a material breach of this Agreement, the LCA or the Supply Agreement at any time, which breach is not cured within thirty (30) days in the case of a breach consisting of an undisputed nonpayment of money, or sixty (60) days in the case of any other material breach, after written notice from the non-breaching Party specifying the breach, or if such breach is not susceptible of cure within such period, the breaching Party is not making diligent good faith efforts to cure such breach, the non-breaching Party shall have the right to terminate this Agreement, the LCA and the Supply Agreement by written notice. The Parties acknowledge and agree that failure to exercise any right or option or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

  5.4  LIMITATION ON TERMINATION FOR CAUSE.

       5.4.1 With respect to any alleged material breach except undisputed payment defaults, a Party may not terminate this Agreement, or the LCA or the Supply Agreement for such alleged material breach unless (i) a court of competent jurisdiction renders a final adjudication affirming the existence of a material breach, or (ii) the breach is an "Established Material Breach" (as defined in Section 5.4.2 of this Agreement) and such Established Material Breach is not cured within sixty (60) days following receipt of an "Arbitration Decision" (as defined in Section 5.4.2 of this Agreement), or if such Established Material Breach is not susceptible of cure within such period, the breaching Party is not making diligent good faith efforts to cure such Established Material Breach.

     5.4.2 In order to establish a material breach (other than an undisputed payment default) entitling a Party to terminate this Agreement, or the LCA or the Supply Agreement under Section 5.3 above, the Party alleging the occurrence of such material breach (the "Requesting Party") shall submit the issue to an expedited, non-binding arbitration (the "Material Breach Arbitration") before a mutually agreed upon arbitrator, or in the event the Parties cannot agree upon an arbitrator, before a panel of three (3) American Arbitration Association-approved arbitrators consisting of one (1) arbitrator chosen by each Party and one (1) arbitrator selected by the two Party-chosen arbitrators, (one arbitrator or three arbitrators, the "Arbitration Panel"). The Arbitration Panel will determine whether the other Party (the "Breaching Party") has committed the material breach alleged by the Requesting Party, whether the Requesting Party had committed a prior material breach that justified the subsequent breach by the Breaching Party, and if the material breach alleged by the Requesting Party has been committed, whether any other evidence exists which may excuse the Breaching Party's material breach. An "Established Material Breach" shall mean a determination (the "Arbitration Decision") by the Arbitration Panel that the Breaching Party committed the alleged material breach, that the Requesting Party did not commit a material breach sufficient to excuse the subsequent material breach by the Breaching Party, and that no other sufficient reason exists to excuse the breach by the Breaching Party (such sufficiency to be determined by the Arbitration Panel in its sole discretion). The Arbitration Decision shall identify any ways by which the Established Material Breach may be cured. For purposes of determining an Established Material Breach as contemplated by this
Section 5.4.2, the Arbitration Decision shall be deemed final. The rules of the American Arbitration Association shall govern any Material Breach Arbitration.

       5.4.3 Notwithstanding the procedure set forth under Section 5.4.2 above and any resulting outcome, the Parties acknowledge and agree that an Arbitration Decision does not constitute a binding decision on either Party with respect to the existence (or non-existence) of a breach of this Agreement or the LCA or the Supply Agreement, nor justify the subsequent termination of this Agreement, or the LCA or the Supply Agreement (or exercise of some other remedy). Either Party may contest the other Party's actions following an Arbitration Decision by commencing a court action pursuant to Section 7.3 of this Agreement. The Parties further acknowledge and agree that the Arbitration Decision, the findings by the Arbitration Panel and any testimony from the Arbitration Panel (or testimony from any person or entity appearing before the Arbitration Panel to the extent that such testimony relates specifically to the Arbitration Decision) shall not be admissible for any reason whatsoever in any court proceedings of any nature whatsoever, including without limitation proceedings related to equitable remedies or damages; provided further that Parties agree to instruct a fact finder, judge or jury in connection with proceedings to resolve disputes hereunder not to give any weight to the fact that an Arbitration Decision was or was not rendered.

  5.5 TERMINATION FOR INSOLVENCY. Either Party may terminate this Agreement or the LCA or the Supply Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder or thereunder, which appointment is not dismissed within sixty (60) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent, (iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party. All rights and licenses granted under or pursuant to this Agreement or the LCA or the Restructuring Agreements by TGC to Medeva are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101(35A) of the Bankruptcy Code. The Parties agree that Medeva, as a licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

  5.6  RIGHTS ON TERMINATION.

       5.6.1 In the event that TGC terminates this Agreement, or the LCA or the Supply Agreement pursuant to Section 5.3 above, all rights granted to Medeva hereunder and thereunder shall revert to TGC.

       5.6.2 In the event that Medeva terminates this Agreement, or the LCA or the Supply Agreement pursuant to Section 5.3 or 5.5 above, TGC shall be deemed to have granted to Medeva an exclusive worldwide license under the Licensed Patent Rights and the Licensed Know-How, and to the extent Controlled by TGC, intellectual property held by TGC under the Third Party Agreements, as of the date of such termination to make, have made, use, have used, sell, offer for sale, have sold, lease, market and import Licensed Products for use in the Field subject to payment by Medeva to TGC of a royalty of [ * ] of Net Sales after the effective date of termination of this Agreement until the date this Agreement otherwise would have expired pursuant to Section 5.1(i) or (ii) above. Medeva shall have the right to offset Medeva's reasonable damages in connection with such breach, as determined by an independent third party auditor, against any royalty payments made to TGC pursuant to the foregoing [ * ] royalty. TGC shall reasonably assist Medeva in the transfer of the manufacturing of the Bulk Licensed Products, including the transfer of useful biomaterials (e.g., cell
                                                                  -----
lines) and shall provide Medeva with copies of all written or other tangible forms of recorded Licensed Know-How relating to the manufacturing processes for Bulk Licensed Products and Licensed Products. Upon expiration of


-------------------------------------
/*/ Confidential Treatment Requested.

Medeva's obligation to pay to TGC royalties under this Section 5.6.2, Medeva shall have a paid-up, irrevocable, worldwide, nonexclusive right and license under the Licensed Know-How granted by TGC to Medeva hereinabove to make, have made, use and sell Licensed Products for use in the Field.

     5.6.3 In the event that Medeva terminates this Agreement, or the LCA or the Supply Agreement pursuant to Section 5.2 above, or TGC terminates this Agreement, or the LCA or the Supply Agreement pursuant to Section 5.3 above, then, in addition to any liability or obligation accrued as of the effective date of termination, Medeva shall reimburse TGC for TGC's actual costs associated with terminating any agreed pre-clinical and clinical studies already in progress pursuant to the Development Plan.

     5.6.4 Except as otherwise provided in this Section 5.6.4, in the event this Agreement, or the LCA or the Supply Agreement are terminated for any reason, (i) except as otherwise expressly provided in the Transaction Documents, all rights and obligations of the Parties under this Agreement, the LCA and the Supply Agreement shall terminate; (ii) Medeva shall surrender to TGC, or, at TGC's sole option, Medeva shall destroy and provide TGC with a certificate signed by a Responsible Executive of Medeva attesting to the destruction of, all copies of any Licensed Know-How or other Confidential Information provided by TGC hereunder; (iii) TGC shall surrender to Medeva, or, at Medeva's sole option, TGC shall destroy and provide Medeva with a certificate signed by a Responsible Executive of TGC attesting to the destruction of, all copies of any Confidential Information provided by Medeva hereunder; (iv) in addition to any liability or obligation accrued as of the effective date of termination, Medeva shall pay for any Bulk Licensed Product delivered at any time before or after such termination pursuant to any Purchase Order accepted by TGC prior to such termination and shall have the right to use such

Bulk Licensed Product to manufacture Licensed Product in the Field and to sell or otherwise dispose of stock of any Licensed Product in the Field then on hand, subject to the payment to TGC of applicable payments hereunder; and (v) except to the extent permitted in clause (iv) above Medeva agrees not to make, have made, use, sell, offer for sale and import the Licensed Products for use in the Field.

  5.7 ACCRUED RIGHTS. Termination, relinquishment or expiration of this Agreement, the LCA and the Supply Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach under the Transaction Documents. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the respective Transaction Documents.

  5.8  SURVIVAL.

       5.8.1 The following Articles and Sections of this Agreement, the LCA and the Supply Agreement shall survive expiration of such agreements: Articles 3, 6, 7 and 8, and Sections 4.5, 5.7 and 5.8.1 of this Agreement, Sections 6.1, 6.2,
6.4 and 6.6, and the last sentence of Section 2.1, of the LCA, and Article 5 of the Supply Agreement.

       5.8.2 The following Articles and Sections of this Agreement, the LCA and the Supply Agreement shall survive termination of such agreements and, in each case, shall apply in accordance with the terms and conditions set forth in such Articles and Sections: Articles 3, 6, 7 and 8, and Sections 4.5, 5.6, 5.7 and
5.8.2 of this Agreement, Sections 3.7.4, 6.1, 6.2, 6.4, 6.5, 6.6 and 6.7 of the
LCA, and Article 5 and Sections 6.3, 6.4, 7.1 and 7.2 of the Supply Agreement.

                                  ARTICLE  6

              INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

  6.1 INDEMNIFICATION BY MEDEVA. Except for any actions or liabilities arising out of infringement of Third Party patent rights pursuant to Section 6.8 of the LCA, Medeva hereby agrees to save, defend, and hold TGC, its Affiliates and their officers, directors, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses that arise in connection therewith, ("Losses") resulting from or arising out of: (i) the storage of Bulk Licensed Products, or the conversion of Bulk Licensed Product to Licensed Products, after the date of delivery of such Bulk Licensed Products to Medeva; or (ii) the labeling, marketing and distribution of Licensed Products (subsections (i) and (ii), all except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of this Agreement, or the LCA or the Supply Agreement by, TGC or its Affiliates, Sublicensees, Outside Contractors, Contract Manufacturers, and its or their directors, officers, agents, employees, consultants or clinical investigators, and except to the extent such Losses result from or arise out of any act or omission for which TGC is found to have an indemnification obligation pursuant to Section 6.2 of this Agreement); or (iii) the negligence or willful misconduct of Medeva or its Affiliates, Sublicensees, and its or their directors, officers, agents, employees, or consultants or clinical investigators; or (iv) the material breach by Medeva or its Affiliates of any provision of any of the Transaction Documents. Notwithstanding the above, in the event that Losses arise in connection with an inherent defect in a Licensed Product which is not the direct and proximate cause of either Party, Medeva shall bear [ * ] of such Losses, and TGC shall bear [ * ] of such Losses.

  6.2 INDEMNIFICATION BY TGC. TGC hereby agrees to save, defend and hold Medeva, its Affiliates and their officers, directors, employees and agents harmless from and against any and all Losses resulting from or arising out of
(i) clinical trials of Licensed Product in the Field conducted by TGC pursuant to the Development Plan, except to the extent such Losses result from or arise out of any act or omission for which Medeva is found to have an indemnification obligation pursuant to Section 6.1, or (ii) the manufacture, use, or consumption of Bulk Licensed Products (or TGC's manufacture and use of Licensed Products), or the storage of Bulk Licensed Products prior to the date of delivery thereof to Medeva (including without limitation for any breach of the warranty in Section 2.8 of the Supply Agreement), all except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of terms of this Agreement, the LCA or the Supply Agreement by, Medeva or its Affiliates or Sublicensees, and its or their directors, officers, agents, employees, consultants or clinical investigators, or (iii) the negligence or intentional misconduct of TGC, or its Affiliates, Sublicensees, Outside Contractors and Contract Manufacturers, and its or their directors, officers, agents, employees, consultants or clinical investigators, or (iv) TGC's material breach of any provision of any of the Transaction Documents. Notwithstanding the above, in the event that Losses arise in connection with an inherent defect in a Licensed Product which is not the direct and proximate cause of either Party, Medeva shall bear [ * ] of such Losses, and TGC shall bear [ * ] of such Losses.


------------------------------------
/*/ Confidential Treatment Requested.

     6.3  INDEMNIFICATION PROCEDURE.

          6.3.1 Each indemnified Party (the "Indemnitee") agrees to give the indemnifying Party (the "Indemnitor") prompt written notice of any Losses or discovery of fact upon which the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

          6.3.2 The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee's possession or control which relate to any Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.

          6.3.3 The Indemnitor shall have the right, by prompt notice to the Indemnitee, to assume direction and control of the defense of any Third Party claim forming the basis of such Losses, with counsel reasonably satisfactory to the Indemnitee and at the sole cost of the Indemnitor, so long as (i) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than sixty (60) days after the Indemnitor's receipt of notice of the claim) that the Indemnitor intends to indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee and (ii) the Indemnitor diligently pursues the defense of the claim.

          6.3.4 If the Indemnitor assumes the defense of the claim as provided in Section 6.3.3 above or Section 6.3.5 below the Indemnitee may participate in such defense with the Indemnitee's own counsel who shall be retained, at the Indemnitee's sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days of receipt of the Indemnitee's written denial of consent, to pay to the Indemnitee, or to a trust for its or the Third Party's benefit, as shall be established at trial or by settlement, the full amount of the Indemnitor's obligation under Section 6.1 or
Section 6.2, as applicable, with respect to such proposed judgment or settlement, including all interest, costs or other charges relating thereto, together with all attorneys' fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor's rights and obligations with respect to the claim shall cease.

          6.3.5 If the Indemnitor does not so assume the defense of such claim, the Indemnitee may conduct such defense with counsel of the Indemnitee's choice but may not settle such case without the written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed. In addition, the Indemnitor shall have the right to assume control of the defense, at its own expense, at any time upon five (5) days' prior notice to the Indemnitee.

          6.3.6 Except as provided in Section 6.3.5 above, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

          6.3.7 Except as otherwise provided in this Section 6.3, the portion of costs and expenses, including reasonable fees and expenses of counsel, incurred by any Indemnitee under Section 6.3.5 in connection with any claim corresponding to the Indemnitor's obligation under Section 6.1 or Section 6.2, as applicable, shall be reimbursed on a calendar quarter basis by the Indemnitor, for so long as the Indemnitee controls the defense of the claim, without prejudice to the Indemnitor's right to contest the Indemnitee's right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

     6.4  INSURANCE.

          6.4.1 For so long as Medeva is conducting clinical trials using Licensed Products in the Field or manufacturing, marketing and promoting Licensed Products for use in the Field, Medeva shall obtain product liability insurance for the benefit of Medeva, naming TGC as an additional party insured, covering such Licensed Products under terms which are similar to that obtained by Medeva for Medeva's other marketed products or products under clinical trials.

          6.4.2 For so long as TGC is conducting clinical trials using Licensed Products in the Field or manufacturing and supplying Bulk Licensed Products for use by Medeva in the manufacturing, marketing and promotion of Licensed Products the Field, TGC shall obtain product liability insurance for the benefit of TGC, naming Medeva as an additional party insured, covering such Bulk Licensed Products and Licensed Products obtained therefrom under terms which are similar to that obtained by other companies comparable to TGC for products similar to Bulk Licensed Products and Licensed Products used in similar circumstances under similar conditions.

     6.5  LIMITATION OF LIABILITY; REMEDIES CUMULATIVE.

          6.5.1 EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER AND ANY CLAIMS RELATED TO ONE PARTY'S INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY OR BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

          6.5.2 THE REMEDIES PROVIDED IN THE TRANSACTION DOCUMENTS ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THE TRANSACTION DOCUMENTS OR AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, A REMEDY PROVIDED IN THE TRANSACTION DOCUMENTS AS AVAILABLE EITHER TO TGC OR MEDEVA IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

                                  ARTICLE  7

                       GOVERNING LAW; DISPUTE RESOLUTION

     7.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York.

     7.2 DISPUTE RESOLUTION. In the event of any dispute arising out of or related to this Agreement, or the LCA or the Supply Agreement or any breach of any of such agreements, the Parties shall refer such dispute to the Responsible Executive of Medeva and the Responsible Executive of TGC for attempted resolution by good faith negotiations within thirty (30) days after such referral is made, In the event such officers are unable to resolve such dispute within such thirty (30) day period, either Party may assert its rights in a manner consistent with the provisions of Section 5.3 above and Section 7.3 below, but subject to the procedure set forth in Section 5.4 above if applicable.

     7.3 COURTS OF LAW. The state and federal courts situated in the County of New York, State of New York, United States of America, shall have sole jurisdiction and venue to resolve all disputes arising hereunder between the Parties and initiated by TGC. The state and federal courts situated in King County, State of Washington, United States of America, shall have sole jurisdiction and venue to resolve all disputes arising hereunder between the Parties and initiated by Medeva. The Parties irrevocably submit to such jurisdiction and venue, waive any claim to an inconvenient forum posed by such venue, and agree that process may be served in any manner permitted by such court before which a dispute is pending.

                                  ARTICLE  8

                                 MISCELLANEOUS

     8.1  ASSIGNMENT.

          8.1.1 Neither Party may assign or otherwise transfer its rights or obligations under this Agreement, or the LCA or the Supply Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent (i) to an Affiliate of such Party, including without limitation, with respect to Medeva, Medeva PLC, provided that no such assignment shall relieve any Party as the primary obligor hereunder, or (ii) to a Third Party in connection with the merger, consolidation, or sale of substantially all of the assets of the assigning Party, or reorganization affecting substantially all of the assets or voting control of the assigning Party.

          8.1.2 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     8.2 FORCE MAJEURE. With respect to this Agreement, the LCA and the Supply Agreement, neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use its best efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases. Notwithstanding the above, a force majeure event shall not affect Medeva's obligations in any manner with respect to timely payment of money due TGC pursuant to the terms of this Agreement, or the LCA or the Supply Agreement. Except as provided in the previous sentence, if any force majeure continues for more than one hundred eighty (180) days, the other Party may terminate this Agreement in part, on a country-by-country basis, or in whole, if all countries are affected, upon written notice to the affected Party.

     8.3 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Transaction Documents.

     8.4 GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAW. The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with the Transaction Documents and the activities contemplated hereunder or thereunder. In fulfilling its obligations under the Transaction Documents each Party agrees to comply in all material respects with all Applicable Laws.

     8.5 PUBLIC ANNOUNCEMENT. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with Applicable Laws, no announcement, news release, public statement, publication or presentation relating to the existence of the Transaction Documents, or the terms hereof or thereof, will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will coordinate the initial announcement or press release relating to the existence of the Transaction Documents so that such initial announcement or press release is made contemporaneously by each Party. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Governmental Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this
Section 8.5 has been obtained, the Party that requested such approval shall be entitled to use such information without an obligation to seek further approval.

     8.6 NOTICES. All notices required or permitted to be given under this Agreement, the LCA or the Supply Agreement, including without limitation all invoices provided by TGC to Medeva, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

     IF TO TGC,          TARGETED GENETICS CORPORATION
     ADDRESSED TO:       1100 Olive Way, Suite 100
                         Seattle, Washington 98101
                         United States of America
                         Attention: H. Stewart Parker
                         President and Chief Executive Officer
                         Telephone: (206) 623-7612
                         Facsimile: (206) 223-0288

     Except for invoices,
     with a copy to:     Morrison & Foerster llp
                         425 Market Street
                         San Francisco, California 94105-2482
                         United States of America
                         Attention: Charles F. Hoyng, Esq.
                         Telephone: (415) 268-7000
                         Facsimile: (415) 268-7522

     IF TO MEDEVA        MEDEVA PHARMACEUTICALS, INC.
     ADDRESSED TO:       C/O MEDEVA PLC
                         10 St. James's Street
                         London SW1A 1EF
                         England
                         Attention: Corporate Secretary
                         Telephone: (44) 171-839-3838
                         Facsimile: (44) 171-930-1516

     With a copy to:     Medeva Pharmaceuticals, Inc.
                         755 Jefferson Road
                         Rochester, New York 14632
                         United States of America
                         Attention: General Counsel
                         Telephone: (716) 274-5370
                         Facsimile: (716) 482-1495

The date of receipt of any notice given under this Agreement, or the LCA or the Supply Agreement, including without limitation any invoice provided by TGC to Medeva, shall be deemed to be the date given if delivered personally or by facsimile transmission receipt verified, seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and two (2) days after the date sent if sent by express courier service.

     8.7 WAIVER. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement, or the LCA or the Supply Agreement (each a "Right") will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

     8.8 DISCLAIMER OF AGENCY. The relationship between TGC and Medeva established by this Agreement, the LCA and the Supply Agreement is that of independent contractors, and nothing contained in any such agreement shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement, the LCA and the Supply Agreement.

     8.9 SEVERABILITY. If any term, covenant or condition of this Agreement, or the LCA or the Supply Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

     8.10 ENTIRE AGREEMENT. The Transaction Documents, including all schedules and exhibits attached thereto, which are hereby incorporated therein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein or therein. No subsequent alteration, amendment, change or addition to the Transaction Documents shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     8.11 COUNTERPARTS. The Transaction Documents may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

TARGETED GENETICS CORPORATION                    MEDEVA PHARMACEUTICALS, INC.
("TGC")                                          ("MEDEVA")

By:  /s/ H. Stewart Parker                       By:  /s/ William Bogie
    ----------------------                            ------------------
Name:  H. Stewart Parker                         Name:  William Bogie
       -----------------                                 --------------
Title:  President, Chief Executive Officer       Title:  President
       -----------------------------------               ---------



     Medeva PLC hereby agrees that, for all purposes of this Agreement, the LCA and the Supply Agreement, it shall be a surety for Medeva Pharmaceuticals, Inc. In any action to enforce Medeva PLC's agreement under this paragraph, Medeva PLC hereby expressly waives any and all defenses of any nature whatsoever which may be available to Medeva PLC as guarantor which are not also available to Medeva as primary obligor.

                                                 MEDEVA PLC
                                                 ("MEDEVA PLC")
                                                 By:  /s/ G. Watts
                                                      ------------
                                                 Name:  G. Watts
                                                        ----------
                                                 Title:  Finance Director
                                                         ------------------

                                 SCHEDULE 1.7



                             COUNTRIES AND REGIONS
                             ---------------------

--------------------------------------------------------------------------------
                           (a)                           (b)

                        Country                       Region

--------------------------------------------------------------------------------
[ * ]                                       [ * ]

--------------------------------------------------------------------------------


--------------------------

/*/  Confidential Treatment Requested.

                                SCHEDULE 1.38A


                              U.S. PATENT RIGHTS
                              ------------------

Patent No.         Patent App. No.     Issue Date     Filing Date              Title
----------         ---------------     ----------     -----------              -----
------------------------------------------------------------------------------------------------
                   US 08/564,167                       6/12/95       "Packaging Cell Lines for
                                                                     Generation of High Titers
                                                                     of Recombinant AAV Vectors"
------------------------------------------------------------------------------------------------

[ * ]



------------------------
/*/  Confidential Treatment Requested.

                                SCHEDULE 1.38B



                            NON-U.S. PATENT RIGHTS
                            ----------------------

Patent No.    Patent App. No.     Issue Date     Filing Date              Title
----------    ---------------     ----------     -----------              -----
-------------------------------------------------------------------------------------------
               Aust 45963/96                      6/12/95       "Packaging Cell Lines for
                                                                Generation of High Titers
                                                                of Recombinant AAV Vectors"

               Can 2,207,927                      6/12/95

               Eur 95944069.4                     6/12/95

               Jap 8-517764                       6/12/95
-------------------------------------------------------------------------------------------


[ * ]



--------------------------
/*/  Confidential Treatment Requested.

                                 SCHEDULE 1.47



                   SPECIFICATIONS FOR BULK LICENSED PRODUCT
                   ----------------------------------------



                                 See Attached


[ * ]



--------------------
/*/  Confidential Treatment Requested.

                                 SCHEDULE 4.2



                              OTHER PATENT RIGHTS
                              -------------------

Patent No.    Patent App. No.     Issue Date     Filing Date                   Title
----------    ---------------     ----------     -----------                   -----
---------------------------------------------------------------------------------------------
US 5,658,776                       19/8/97                      "Generation of High Titers of
                                                                Recombinant AAV Vectors"

Aust 688428                         2/7/98

               Can 2,176,117                      3/11/94

               Eur 95902421.7                     3/11/94

               Jap 07-513877                      3/11/94
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
               US 08/362,608                      9/1/95        "Stable Cell Lines Capable
                                                                of Expressing the
                                                                Adeno-Associated Virus
                                                                Replication Gene"

Aust 678867                         2/10/97

               Can 2,176,215                      3/11/94

               Eur 95900505.9                     3/11/94

               Jap 07-513874                      3/11/94
---------------------------------------------------------------------------------------------